Summary of Oral Employment Agreement with Walter Lewko

     Walter Lewko, Ph.D., is the principal biochemist/immunologist of Cancer Therapeutics, Inc. Dr. Lewko is paid $3,274 per month as an at-will employee. Cancer Therapeutics and Dr. Lewko have not entered into a written employment agreement, and either Cancer Therapeutics or Dr. Lewko may terminate their oral employment agreement at any time, for any reason or for no reason.

     Dr. Lewko does not receive any health, dental or life insurance benefits, and he does not receive any retirement or severance benefits from Cancer Therapeutics.